EXHIBIT 99.1

Perrigo Reports Fourth Quarter & Fiscal Year 2023 Financial Results From Continuing Operations; Launches Investment & Efficiency Program

Net Sales from Continuing Operations Were a Fourth Quarter and Fiscal Year Record

Delivered Fiscal Year 2023 Double-Digit Improvement in Gross Profit, Operating Income and EPS, Year-Over-Year

Achieved Sixth Consecutive Quarter of Year-Over-Year Gross Margin Expansion

Launching 'Project Energize' Investment and Efficiency Program to Drive the Company's One Perrigo Sustainable, Value Accretive Growth Strategy

Fourth Quarter 2023 Highlights:

•Fourth quarter net sales of $1.2 billion grew 0.1% versus the prior year quarter. Organic1 net sales decreased 0.6%, including -2.4 percentage points impact from purposeful SKU prioritization actions to enhance margins as part of the Company's Supply Chain Reinvention Program and the final quarter of HRA Pharma ("HRA") distributor transitions.

•Consumer Self-Care International ("CSCI") net sales increased 5.9% compared to the prior year quarter and organic net sales increased 2.9%, including -0.4 percentage points impact from the HRA distributor transitions. Consumer Self-Care Americas ("CSCA") net sales decreased 2.8% compared to the prior year quarter, including -3.4 percentage points impact from SKU prioritization actions.
•Fourth quarter GAAP ("reported") gross margin was 36.9%, a 380 basis points improvement compared to the prior year quarter, and a 30 basis points improvement compared to the third quarter of 2023. Non-GAAP ("adjusted") gross margin was 39.8%, a 140 basis points improvement compared to the prior year quarter, and a 30 basis points improvement compared to the third quarter of 2023.

•Fourth quarter reported loss per share was $(0.20), compared to a loss of $(0.09) in the prior year quarter.

•Adjusted diluted earnings per share ("EPS") was $0.86, compared to $0.75 in the prior year quarter, an increase of 14.7%.

•Fourth quarter operating cash flow was $209 million, leading to an operating cash flow conversion2 of 178%; cash3 on the balance sheet closed at $751 million.

Fiscal Year 2023 Highlights:

•Fiscal year 2023 net sales were $4.7 billion, an increase of 4.6% versus the prior year. Organic net sales increased 1.7%, including -2.0 percentage points impact from purposeful SKU prioritization actions and the HRA distributor transitions.

•CSCI net sales of $1.7 billion grew 11.0% versus the prior year, with organic growth of 7.4%, including -0.6 percentage points impact from the HRA distributor transitions. CSCA net sales of $3.0 billion grew 1.2% compared to the prior year, while organic net sales decreased 1.3%, including -2.8 percentage points impact from purposeful SKU prioritization actions.

•Fiscal year 2023 reported gross margin was 36.1%, a 340 basis points improvement compared to the prior year. Adjusted gross margin was 38.8%, a 260 basis points improvement compared to the prior year.

•Fiscal year 2023 reported loss per share was $(0.03), as compared to a loss per share of $(0.97) in the prior year.

•Fiscal year 2023 adjusted diluted EPS was $2.58, as compared to $2.07 in the prior year period, an increase of 24.6%. Adjusted diluted EPS included an unfavorable impact of $0.15 from the HRA distributor transitions.

•Fiscal year 2023 operating cash flow was $406 million, leading to an operating cash flow conversion2 of 115%.

Fiscal Year 2024 Outlook Highlights:

•Company issues its fiscal 2024 organic net sales and total net sales growth outlook of 1.0%-3.0% and flat, respectively, versus the prior year. The Company also issues its fiscal 2024 adjusted diluted EPS range outlook of $2.50-$2.65 (see Fiscal 2024 Outlook section below), resulting in mid-teens adjusted diluted EPS growth, excluding infant formula. Actions the Company is taking to augment and strengthen its infant formula business leads to adjusted diluted EPS relatively in-line with the prior year.

The Company cannot reconcile its expected adjusted diluted earnings per share to diluted earnings per share under "Fiscal 2024 Outlook" without unreasonable effort because certain items that impact net income and other reconciling metrics are out of the Company's control and/or cannot be reasonably predicted at this time. These items include, but are not limited to uncertainty of non-recurring infant formula related charges and timing of restructuring charges.

(1) See attached Appendix for details. Change in net sales on an organic basis, also referred to as an increase or decrease in organic net sales, excludes the effects of acquisitions, divestitures, exited product lines and the impact of currency.
(2) See attached Appendix for details. Operating cash flow conversion is calculated as operating cash flow as a percentage of adjusted net income. There is no meaningful GAAP operating cash flow conversion ratio because net income was negative.
(3) We have $7.0 million of restricted cash as of December 31, 2023 in Cash, cash equivalents and restricted cash on the Consolidated Balance Sheets. We entered into an agreement to extend a credit line to an existing customer in exchange for a cash security deposit. The agreement requires the cash to be held in a separate account and will be returned to the customer at the expiration of the agreement provided all credits have been paid as agreed.
(4) All tables and data may not add due to rounding. Percentages are based on actuals.

Dublin, Ireland - February 27, 2024 - Perrigo Company plc (NYSE: PRGO) (“Perrigo” or the “Company”), a leading provider of Consumer Self-Care Products, today announced financial results from continuing operations for the fourth quarter and fiscal year ended December 31, 2023. All comparisons are against the prior year fiscal fourth quarter and fiscal year, unless otherwise noted.

President and CEO, Patrick Lockwood-Taylor commented, "During 2023, we made meaningful progress on our blueprint to build One Perrigo by advancing analyses of portfolio configuration, investment and operations. We are working towards establishing sustainable, value accretive growth through a blended-branded business model that will position us to win in self-care. To accelerate One Perrigo, we are implementing an investment and efficiency program called Project Energize. This program is designed to consumerize, simplify and scale our organization, driving the next evolution of global capabilities and organizational agility."

Lockwood-Taylor concluded, "We exited 2023 with our international business firing on all cylinders and our U.S. OTC business performing well amid a normalizing consumer environment. In addition, our accretive initiatives, which helped drive meaningful year-over-year financial results, remain on track. Heading into 2024, while we expect these positive trends to continue they will be balanced against headwinds from actions we are taking to augment and strengthen our infant formula business with stabilization expected in the second half of 2024. Though these actions will negatively impact on our 2024 financial performance, I am confident we will augment and strengthen this business in 2024, which is the right thing to do for our most precious consumers."

Refer to Tables I through VII at the end of this press release for a reconciliation of non-GAAP adjustments to the current year and prior year periods and additional non-GAAP information. The Company’s reported results are included in the attached Consolidated Statements of Operations, Balance Sheets and Statements of Cash Flows.

Project Energize

Perrigo has successfully transformed into a pure-play consumer self-care company and is now embarking on the next stage of its self-care journey - evolving to One Perrigo. This evolution will create sustainable, value accretive growth through a blended-branded business model that better positions the Company to win in self-care.

As part of the Company's sustainable, value accretive growth strategy, the Company is launching Project Energize - a global investment and efficiency program to drive the next evolution of capabilities and organizational agility. This three-year program is expected to produce significant benefits in the Company’s long-term business performance by enabling our One Perrigo growth strategy, increasing organizational agility and mitigating impacts from stabilizing and strengthening the infant formula business.

Project Energize will be initiated in Q1 2024, subject to local law and consultation requirements, and is expected to deliver an annualized pre-tax savings in the range of $140 million to $170 million by 2026. The Company expects to reinvest $40 million to $60 million of these savings to drive its blended-branded business model. Restructuring and related charges associated with these actions are estimated to be in the range of $140 million to $160 million, including $20 million to $40 million in investments to enhance capabilities and are expected to be substantially incurred by the end of 2026. Restructuring activities as part of Project Energize are expected to result in the net reduction of approximately 6% of total Perrigo roles. The Company will provide additional details about Project Energize on today's earnings webcast and conference call.

Perrigo Fourth Quarter 2023 Results from Continuing Operations

Fourth Quarter 2023 Net Sales Change Compared to Prior Year(4)
	Reported Net Sales Growth	Foreign Exchange Impact	Constant Currency Net Sales	Net Divestitures, Acquisitions, & Product Line Exits	Organic Net Sales Growth
CSCA	(2.8)%	—%	(2.8)%	0.4%	(2.4)%
CSCI	5.9%	(4.1)%	1.8%	1.1%	2.9%
Total Perrigo	0.1%	(1.4)%	(1.2)%	0.7%	(0.6)%

Reported net sales of $1.2 billion increased $2 million, or 0.1%, driven primarily by 1) +1.4 percentage points from foreign currency translation, and 2) +0.6 percentage points of inorganic growth stemming from the acquisition of the Gateway infant formula facility and the U.S. and Canadian Good Start® infant formula brand ("Gateway"), which closed on November 1, 2022. This growth was partially offset by 1) -1.3 percentage points from exited product lines, and 2) a decrease in organic net sales of 0.6%, including -2.4 percentage points from purposeful SKU prioritization actions and HRA distributor transitions.
Organic net sales included strategic pricing actions of +3.9 percentage points and volume/mix of -4.2 percentage points. Product category growth was driven by Healthy Lifestyle, Digestive Health and Pain and Sleep Aids, offset by U.S. Nutrition and U.S. Oral Care. E-commerce and new products contributed to category growth in addition to higher net sales of cough cold products compared to the prior year.

Reported gross margin was 36.9%, a 380 basis points increase versus the prior year quarter. Adjusted gross margin expanded 140 basis points to 39.8% driven by strategic pricing actions, benefits from purposeful SKU prioritization actions and higher margin new products. These positive initiatives were partially offset by higher cost of goods sold inflation in the E.U. and lower manufacturing productivity in U.S. Nutrition. These same factors drove gross profit growth versus the prior year quarter.

Reported operating loss of $(16) million, a decreased of $47 million compared to operating income of $31 million in the prior year period, due primarily to $90 million in goodwill impairment charges related to the HRA Rare Diseases reporting unit in the CSCI segment, which was partially offset by higher gross profit. Adjusted operating income grew $11 million, or 7.1%, to $167 million driven by gross profit flow-through described above, in addition to favorable currency translation, cost synergies from the acquisition of HRA and lower distribution expenses. These benefits were partially offset by higher operating expenses, including advertising and promotional investments and the addition of Gateway.

Reported net loss was $(28) million, or ($0.20) per diluted share, compared to a reported net loss of $(13) million, or ($0.09) per diluted share, in the prior year. Excluding certain charges as outlined in Table I, fourth quarter 2023 adjusted net income was $117 million, or $0.86 per diluted share, compared to $102 million, or $0.75 per diluted share, in the prior year. Fourth quarter adjusted EPS included an unfavorable impact of $0.01 due to the HRA distributor transitions.

Fourth Quarter 2023 Business Segment Results from Continuing Operations

Consumer Self-Care Americas Segment

Fourth Quarter 2023 Net Sales Change Compared to Prior Year(4)
	Reported Net Sales Growth	Foreign Exchange Impact	Constant Currency Net Sales	Net Divestitures, Acquisitions, & Product Line Exits	Organic Net Sales Growth
CSCA	(2.8)%	—%	(2.8)%	0.4%	(2.4)%

CSCA reported net sales of $744 million decreased 2.8%, including -1.4 percentage points from exited product lines, partially offset by +0.9 percentage points related to one month of inorganic growth from the acquisition of Gateway, which closed on November 1, 2022. Organic net sales decreased 2.4%, including -3.4 percentage points from purposeful SKU prioritization actions, as product category growth in Healthy Lifestyle and Digestive Health were more than offset by Nutrition and Oral Care.

Reported gross margin was 33.5%, a 320 basis points increase versus the prior year quarter. Adjusted gross margin expanded 250 basis points to 34.1% driven by 1) strategic pricing actions, 2) productivity improvements in OTC and Oral Care, and 3) benefits from SKU prioritization actions. These benefits were partially offset by lower manufacturing productivity in Nutrition. These factors also drove adjusted gross profit growth compared to the prior year.

Reported operating income was $118 million compared to $126 million in the prior year quarter. Adjusted operating income decreased $1 million, or (0.6)%, to $143 million driven by gross profit flow-described above, offset by higher operating expenses, driven primarily by one month of inorganic expenses from the acquisition of Gateway and Opill® pre-launch investments.

Consumer Self-Care International Segment

Fourth Quarter 2023 Net Sales Change Compared to Prior Year(4)
	Reported Net Sales Growth	Foreign Exchange Impact	Constant Currency Net Sales	Net Divestitures, Acquisitions, & Product Line Exits	Organic Net Sales Growth
CSCI	5.9%	(4.1)%	1.8%	1.1%	2.9%

CSCI reported net sales growth was 5.9%, including +4.1 percentage points from foreign currency translation and -1.1 percentage points stemming from exited products. Organic net sales increased 2.9%, including -0.4 percentage points from HRA distributor transitions, as product category growth in Pain & Sleep-Aids and VMS were partially offset by Upper Respiratory.

Reported gross margin was 43.2%, a decrease of 460 basis points compared to the prior year quarter. Adjusted gross margin decreased 180 basis points to 50.0% as strategic pricing actions, new products and improved manufacturing productivity were more than offset by higher cost of goods sold inflation and unfavorable product mix.

Reported operating loss was $(79) million for the quarter compared to a loss of $(49) million in the prior year. Adjusted operating income increased $12 million, or 21.5%, to $65 million due primarily to the same positive drivers as adjusted gross margin, in addition to favorable currency translation and lower operating expenses driven by operating synergies as part of HRA integration actions. These benefits were partially offset by higher advertising and promotional investments.

Perrigo Fiscal Year 2023 Results from Continuing Operations

Fiscal Year 2023 Net Sales Change Compared to Prior Year(4)
	Reported Net Sales Growth	Foreign Exchange Impact	Constant Currency Net Sales	Net Divestitures, Acquisitions, & Product Line Exits	Organic Net Sales Growth
CSCA	1.2%	0.1%	1.3%	(2.6)%	(1.3)%
CSCI	11.0%	(0.3)%	10.7%	(3.2)%	7.4%
Total Perrigo	4.6%	(0.1)%	4.5%	(2.8)%	1.7%

Reported net sales of $4.7 billion increased $204 million, or 4.6%, driven primarily by 1) +2.6 and +2.3 percentage points from the acquisitions of Gateway and HRA, respectively, and 2) organic net sales growth of 1.7%, including -1.8 percentage points from purposeful SKU prioritization actions. Reported growth was partially offset by divested businesses and exited product lines of -1.6 percentage points, and -0.7 percentage points from HRA distributor transitions.
Organic net sales included strategic pricing actions of +4.8 percentage points and volume/mix of -3.2 percentage points. Product category growth was driven by Skin Care, Health Lifestyle and Upper Respiratory. E-commerce and new products also contributed to growth. These categories were partially offset by lower net sales in legacy U.S. Nutrition, SKU prioritization actions and HRA distributor transitions.

Reported gross margin was 36.1%, a 340 basis points increase versus the prior year. Adjusted gross margin expanded 260 basis points to 38.8% driven by strategic pricing actions, higher margin acquisitions and benefits from SKU prioritization actions. These positive initiatives were partially offset by higher cost of goods sold inflation in the E.U. and lower manufacturing productivity in U.S. Nutrition. These same factors drove gross profit growth versus the prior year.

Reported operating income was $152 million in 2023 compared to $79 million in 2022. Adjusted operating income grew $82 million, or 16.7%, to $574 million driven by gross profit flow-through described above and cost synergies from the acquisition of HRA. These benefits more than offset higher operating expenses, driven primarily by the addition of Gateway.

Reported net loss was $(4) million, or a loss of $(0.03) per diluted share, compared to a reported net loss of $(131) million, or $(0.97) per diluted share, in the prior year. Excluding certain charges as outlined in Table I, fiscal 2023 adjusted net income was $352 million, or $2.58 per diluted share, compared to $281 million, or $2.07 per diluted share, in the prior year. Full year adjusted EPS included an unfavorable impact of $0.15 due to the HRA distributor transitions.

Fiscal Year 2023 Business Segment Results from Continuing Operations

Consumer Self-Care Americas Segment

Fiscal Year 2023 Net Sales Change Compared to Prior Year(4)
	Reported Net Sales Growth	Foreign Exchange Impact	Constant Currency Net Sales	Net Divestitures, Acquisitions, & Product Line Exits	Organic Net Sales Growth
CSCA	1.2%	0.1%	1.3%	(2.6)%	(1.3)%

CSCA reported net sales of $3.0 billion increased 1.2%, including +4.0 and +0.4 percentage points from the addition of Gateway and HRA, respectively. This growth was partially offset by 1) -1.8 percentage points from divested businesses and exited product lines, and 2) a decrease in organic net sales of 1.3%, including -2.8 percentage points due to purposeful SKU prioritization actions.

Reported gross margin was 30.7%, a 380 basis points increase versus the prior year. Adjusted gross margin expanded 300 basis points to 31.3% driven by 1) strategic pricing actions, 2) productivity savings in OTC and Oral Care, 3) benefits from SKU prioritization actions, and 4) the addition of the higher margin Gateway and HRA acquisitions. These benefits were partially offset by lower manufacturing productivity in U.S. Nutrition. These factors also drove adjusted gross profit growth compared to the prior year.

Reported operating income was $390 million in 2023 compared to $366 million in 2022, an increase of 6.4%. Adjusted operating income increased $24 million, or 5.5%, to $464 million driven by gross profit flow-through described above. These benefits were partially offset by higher operating expenses, driven primarily by the addition of operating expenses related to Gateway and Opill® pre-launch investments.

Consumer Self-Care International Segment

Fiscal Year 2023 Net Sales Change Compared to Prior Year(4)
	Reported Net Sales Growth	Foreign Exchange Impact	Constant Currency Net Sales	Net Divestitures, Acquisitions, & Product Line Exits	Organic Net Sales Growth
CSCI	11.0%	(0.3)%	10.7%	(3.2)%	7.4%

CSCI reported net sales increased 11.0%, including +5.8 percentage points from the acquisition of HRA and +0.3 percentage points related to foreign currency translation, partially offset by -1.9 percentage points related to HRA distributor transitions and -1.3 percentage points from exited businesses. Organic net sales increased 7.4%.

Reported gross margin was 45.6%, an increase of 180 basis points compared to the prior year. Adjusted gross margin increased 50 basis points to 52.1% as strategic pricing actions and the acquisition of higher margin HRA products was partially offset by less favorable product mix and cost of goods sold inflation. These factors also drove adjusted gross profit growth compared to the prior year.

Reported operating loss was $(35) million for 2023 compared to a loss of $(30) million in 2022. Adjusted operating income increased $63 million, or 28.1%, to $285 million due primarily to the same factors as adjusted gross profit, in addition to the impact from HRA distributor transitions. Operating expenses increased due primarily to the addition of HRA.

Cash Flow and Balance Sheet

Fiscal year 2023 cash from operations was $406 million compared to $307 million last year. Capital expenditures in 2023 were $102 million compared to $96 million in the prior year. The Company returned $150 million to shareholders through dividends during the year. Cash, cash equivalents and restricted cash3 on the balance sheet at the end of 2023 was $751 million. Total debt was $4 billion as of December 31, 2023, flat compared to the prior year.

Fiscal 2024 Outlook

The Company's fiscal year 2024 outlook is provided below:
•Organic net sales growth of 1.0% to 3.0% compared to the prior year
•Reported net sales flat compared to the prior year
•Interest expense of approximately $180 million,
•Full year adjusted tax rate of approximately ~20.5%,
•Adjusted diluted EPS range of between $2.50 to $2.65 including
◦mid-teens adj. EPS growth, excluding U.S. infant formula from both years, and
•Operating cash flow conversion (operating cash flow as a percentage of adjusted net income) of approximately 90% - 100%.

About Perrigo

Perrigo Company plc (NYSE: PRGO) is a leading provider of Consumer Self-Care Products and over-the-counter (OTC) health and wellness solutions that enhance individual well-being by empowering consumers to proactively prevent or treat conditions that can be self-managed. Visit Perrigo online at www.perrigo.com.

Webcast and Conference Call Information

The earnings conference call will be available live on Tuesday, February 27, 2024 at 8:30 A.M. (EST) via webcast to interested parties in the investor relations section of the Perrigo website at http://perrigo.investorroom.com/events-webcasts or by phone at 888-664-6383, International 617-892-4906, and reference ID # 73063681. A taped replay of the call will be available beginning at approximately 12:00 P.M. (EST) Tuesday, February 27, until midnight Tuesday, March 5, 2024. To listen to the replay, dial 888-390-0541, International 416-764-8677, and use access code 063681#.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements.” These statements relate to future events or the Company’s future financial performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements of the Company or its industry to be materially different from those expressed or implied by any forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “forecast,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or the negative of those terms or other comparable terminology. The Company has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While the Company believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond the Company’s control, including: supply chain impacts on the Company’s business, including those caused or exacerbated by armed conflict, trade and other economic sanctions and/or disease; general economic, credit, and market conditions; the impact of the war in Ukraine and any escalation thereof, including the effects of economic and political sanctions imposed by the United States, United Kingdom, European Union, and other countries related thereto; the outbreak or escalation of conflict in other regions where we do business; future impairment charges, if we determine that the carrying amount of specific assets may not be recoverable from the expected future cash flows of such assets; customer acceptance of new products; competition from other industry participants, some of whom have greater marketing resources or larger market shares in certain product categories than the Company does; pricing pressures from customers and consumers; resolution of uncertain tax positions and any litigation relating thereto, ongoing or future government investigations and regulatory initiatives; uncertainty regarding the Company’s ability to obtain and maintain its regulatory approvals; potential costs and reputational impact of product recalls or sales halts; potential adverse changes to U.S. and foreign tax, healthcare and other government policy; the effect of the coronavirus (COVID-19) pandemic and its variants, or other epidemic or pandemic disease; the timing, amount and cost of any share repurchases (or the absence thereof) and/or any refinancing of outstanding debt at or prior to maturity; fluctuations in currency exchange rates and interest rates; the Company’s ability to achieve the benefits expected from the sale of its Rx business and the risk that potential costs or liabilities incurred or retained in connection with that transaction may exceed the Company’s estimates or adversely affect the Company’s business or operations; the Company’s ability to achieve the benefits expected from the acquisitions of Héra SAS ("HRA Pharma") and Nestlé’s Gateway infant formula plant along with the U.S. and Canadian rights to the GoodStart® infant formula brand and other related formula brands ("Gateway") and/or the risks that the Company’s synergy estimates are inaccurate or that the Company faces higher than anticipated integration or other costs in connection with the acquisitions; risks associated with the integration of HRA Pharma and Gateway, including the risk that growth rates are adversely affected by any delay in the integration of sales and distribution networks; the consummation and success of other announced and unannounced acquisitions or dispositions, and the Company’s ability to realize the desired benefits thereof; and the Company’s ability to execute and achieve the desired benefits of announced cost-reduction efforts and other strategic initiatives and investments, including the Company’s ability to achieve the expected benefits from its ongoing restructuring programs described herein. Adverse results with respect to the Company’s appeal of any material outstanding tax assessments or pending litigation could have a material adverse impact on the Company's operating results, cash flows and liquidity, and could ultimately require the use of corporate assets to pay damages, reducing assets that would otherwise be available for other corporate purposes. These and other important factors, including those discussed under “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2023, as well as the Company’s subsequent filings with the United States Securities and Exchange Commission, may cause actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. The forward-looking statements in this press release are made only as of the date hereof, and unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Non-GAAP Measures

This press release contains certain non-GAAP measures. A "non-GAAP financial measure" is defined as a numerical measure of a company's financial performance that excludes or includes amounts different from the most directly comparable measure calculated and presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP) in the statements of operations, balance sheets or statements of cash flows of the Company. Pursuant to the requirements of the U.S. Securities and Exchange Commission, the Company has provided reconciliations to the most directly comparable U.S. GAAP measures for the following non-GAAP financial measures referred to in this press release:

•net sales growth on an organic basis, which excludes acquisitions, divested businesses, exited product lines, and the impact of currency,
•adjusted gross profit,
•adjusted net income,
•adjusted operating income,
•adjusted diluted earnings per share,
•constant currency net sales growth, adjusted operating income and adjusted diluted earnings per share,
•adjusted gross margin, and

•operating cash flow conversion.

These non-GAAP financial measures should be considered as supplements to the GAAP reported measures, should not be considered replacements for, or superior to the GAAP measures and may not be comparable to similarly named measures used by other companies. The Company presents these non-GAAP financial measures in order to provide transparency to our investors because they are measures that management uses to assess both management performance and the financial performance of our operations and to allocate resources. In addition, management believes that these measures may assist investors with understanding and evaluating our initiatives to drive improved financial performance and enables investors to supplementally compare our operating performance with the operating performance of our competitors including with those of our competitors having different capital structures. While we have excluded certain of these items from historical non-GAAP financial measures, there is no guarantee that the items excluded from non-GAAP financial measures will not continue into future periods. For instance, we expect to continue to experience charges for facility exit and impairment charges and inventory write-downs related to store closures as the Company continues to complete a multi-year strategic initiative designed to improve overall performance. We also expect to continue to experience and report restructuring-related charges associated with continued execution of our strategic initiatives.

The Company provides non-GAAP financial measures as additional information that it believes is useful to investors and analysts in evaluating the performance of the Company's ongoing operating trends, facilitating comparability between periods and, where applicable, with companies in similar industries and assessing the Company's prospects for future performance. These non-GAAP financial measures exclude items, such as impairment charges, restructuring charges, and acquisition and integration-related charges, that by their nature affect comparability of operational performance or that we believe obscure underlying business operational trends. The intangible asset amortization excluded from these non-GAAP financial measure represents the entire amount recorded within the Company’s GAAP financial statements and is excluded because the amortization, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired or the estimated useful life of an intangible asset is revised. The revenue generated by the associated intangible assets has not been excluded from the related non-GAAP financial measure. The non-GAAP measures the Company provides are consistent with how management analyzes and assesses the operating performance of the Company, and disclosing them provides investor insight into management’s view of the business. Management uses these adjusted financial measures for planning and forecasting in future periods, and evaluating segment and overall operating performance. In addition, management uses certain of the profit measures as factors in determining compensation.

Non-GAAP measures related to profit measurements, which include adjusted gross profit, adjusted net income, adjusted diluted EPS, constant currency adjusted diluted EPS, constant currency adjusted operating income, adjusted gross margin and adjusted operating margin are useful to investors as they provide them with supplemental information to enhance their understanding of the Company’s underlying business performance and trends, and enhance the ability of investors and analysts to compare the Company’s period-to-period financial results. Management believes that adjusted gross margin and adjusted operating margin are useful to investors, in addition to the reasons discussed above, by allowing them to more easily compare and analyze trends in the Company’s peer business group and assisting them in comparing the Company’s overall performance to that of its competitors. The Company also discloses net sales growth excluding the impact of currency on an organic basis. The Company believes these supplemental financial measures provide investors with consistency in financial reporting, enabling meaningful comparisons of past and present underlying operating results, and also facilitate analysis of the Company’s operating performance and acquisition and divestiture trends.

A copy of this press release, including the reconciliations, is available on the Company's website at www.perrigo.com.

A copy of this press release, including the reconciliations, is available on the Company's website at www.perrigo.com.

Perrigo Contact

Bradley Joseph, Vice President, Global Investor Relations & Corporate Communications; (269) 686-3373; E-mail: bradley.joseph@perrigo.com

Nicholas Gallagher, Senior Manager, Global Investor Relations & Corporate Communications; (269) 686-3238, E-mail: nicholas.gallagher@perrigo.com

PERRIGO COMPANY PLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Net sales	$1,156.9	$1,155.2	$4,655.6	$4,451.6
Cost of sales	729.6	772.6	2,975.2	2,996.2
Gross profit	427.3	382.6	1,680.4	1,455.4

Operating expenses
Distribution	25.5	28.5	110.5	113.0
Research and development	29.7	32.6	122.5	123.1
Selling	152.5	153.8	641.8	584.8
Administration	128.6	126.3	522.3	512.3
Impairment charges	90.0	—	90.0	—
Restructuring	16.5	10.4	42.2	42.5
Other operating (income) expense, net	—	—	(0.8)	0.8
Total operating expenses	442.8	351.6	1,528.5	1,376.5

Operating income	(15.5)	31.0	151.9	78.9

Interest expense, net	42.6	40.8	173.8	156.0
Other (income) expense, net	(0.6)	4.4	(10.4)	53.1
(Gain) loss on extinguishment of debt	(3.1)	—	(3.2)	8.9
Income (loss) from continuing operations before income taxes	(54.4)	(14.2)	(8.3)	(139.1)
Income tax (benefit) expense	(26.7)	(1.6)	(3.9)	(8.2)
Income (loss) from continuing operations	(27.7)	(12.6)	(4.4)	(130.9)
Income (loss) from discontinued operations, net of tax	(4.6)	(11.0)	(8.3)	(9.7)
Net income (loss)	$(32.3)	$(23.6)	$(12.7)	$(140.6)

Earnings (loss) per share
Basic
Continuing operations	$(0.20)	$(0.09)	$(0.03)	$(0.97)
Discontinued operations	(0.04)	(0.08)	(0.06)	(0.07)
Basic earnings (loss) per share	$(0.24)	$(0.17)	$(0.09)	$(1.04)
Diluted
Continuing operations	$(0.20)	$(0.09)	$(0.03)	$(0.97)
Discontinued operations	(0.04)	(0.08)	(0.06)	(0.07)
Diluted earnings (loss) per share	$(0.24)	$(0.17)	$(0.09)	$(1.04)

Weighted-average shares outstanding
Basic	135.5	134.6	135.3	134.5
Diluted	135.5	134.6	135.3	134.5

PERRIGO COMPANY PLC
CONSOLIDATED BALANCE SHEETS
(in millions, except per share amounts)
(unaudited)

	December 31, 2023	December 31, 2022
Assets
Cash, cash equivalents and restricted cash	$751.3	$600.7
Accounts receivable, net of allowance for credit losses of $7.8 and $6.8, respectively	739.6	697.1
Inventories	1,140.9	1,150.3
Prepaid expenses and other current assets	201.1	271.8
Total current assets	2,832.9	2,719.9
Property, plant and equipment, net	916.4	926.3
Operating lease assets	183.6	217.1
Goodwill and indefinite-lived intangible assets	3,534.4	3,549.0
Definite-lived intangible assets, net	2,980.8	3,230.2
Deferred income taxes	25.8	7.1
Other non-current assets	335.2	367.7
Total non-current assets	7,976.2	8,297.4
Total assets	$10,809.1	$11,017.3
Liabilities and Shareholders’ Equity
Accounts payable	$477.7	$537.3
Payroll and related taxes	127.0	136.4
Accrued customer programs	163.5	139.1
Other accrued liabilities	335.4	250.2
Accrued income taxes	42.1	14.4
Current indebtedness	440.6	36.2
Total current liabilities	1,586.3	1,113.6
Long-term debt, less current portion	3,632.8	4,070.4
Deferred income taxes	262.3	368.2
Other non-current liabilities	559.8	623.0
Total non-current liabilities	4,454.9	5,061.6
Total liabilities	6,041.2	6,175.2
Contingencies - Refer to Note 19
Shareholders’ equity
Controlling interests:
Preferred shares, $0.0001 par value per share, 10 shares authorized	—	—
Ordinary shares, €0.001 par value per share, 10,000 shares authorized	6,837.5	6,936.7
Accumulated other comprehensive income	10.7	(27.0)
Retained earnings (accumulated deficit)	(2,080.3)	(2,067.6)
Total shareholders’ equity	4,767.9	4,842.1
Total liabilities and shareholders' equity	$10,809.1	$11,017.3

Supplemental Disclosures of Balance Sheet Information
Preferred shares, issued and outstanding	—	—
Ordinary shares, issued and outstanding	135.5	134.7

PERRIGO COMPANY PLC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(unaudited)

	Year Ended
	December 31, 2023	December 31, 2022	December 31, 2021
Cash Flows From (For) Operating Activities
Net income (loss)	$(12.7)	$(140.6)	$(68.9)
Adjustments to derive cash flows:
Depreciation and amortization	359.5	338.6	312.2
Impairment charges	90.0	—	173.1
Share-based compensation	68.8	54.9	60.1
Restructuring charges	41.1	42.5	16.9
Amortization of debt discount (premium)	2.3	(0.7)	(3.8)
Loss on sale of business	—	—	(47.5)
Foreign currency remeasurement loss	—	39.4	—
Gain on sale of assets	(4.1)	—	—
Deferred income taxes	(106.6)	(50.5)	9.4
Other non-cash adjustments, net	25.7	3.7	0.2
Subtotal	464.0	287.3	451.7
Increase (decrease) in cash due to:
Accounts receivable	(57.1)	0.1	(159.7)
Inventories	19.4	(76.7)	(2.4)
Prepaid expenses and other current assets	47.5	25.9	—
Accounts payable	(65.9)	100.3	(7.9)
Payroll and related taxes	(52.8)	(38.2)	(53.0)
Accrued customer programs	23.2	11.2	1.4
Accrued liabilities	6.6	10.1	(21.4)
Accrued income taxes	(12.9)	(47.9)	(47.7)
Other operating, net	33.5	35.2	(4.7)
Subtotal	(58.5)	20.0	(295.4)
Net cash from operating activities	405.5	307.3	156.3
Cash Flows From (For) Investing Activities
Proceeds from royalty rights	19.8	3.3	3.8
Acquisitions of businesses, net of cash acquired	—	(2,011.4)	—
Asset acquisitions (sales), net	4.4	25.5	(70.6)
Settlement of acquisition-related foreign currency derivatives	—	61.7	—
Additions to property, plant and equipment	(101.7)	(96.4)	(152.1)
Net proceeds from sale of businesses	—	58.7	1,491.9
Other investing, net	—	—	2.8
Net cash (for) from investing activities	(77.5)	(1,958.6)	1,275.8
Cash Flows From (For) Financing Activities
Issuances of long-term debt	295.1	1,587.3	—
Payments on long-term debt	(325.3)	(970.6)	(30.6)
Premiums on early debt retirement	—	(12.2)	—
Payments for debt issuance costs	—	(20.9)	—
Borrowings (repayments) of revolving credit agreements and other financing, net	—	—	—
Cash dividends	(149.7)	(142.4)	(129.6)
Other financing, net	(7.3)	(19.6)	(18.5)
Net cash (for) from financing activities	(187.2)	421.6	(178.7)
Effect of exchange rate changes on cash and cash equivalents	9.8	(48.9)	(15.6)
Net increase (decrease) in cash and cash equivalents	150.6	(1,278.6)	1,237.8
Cash and cash equivalents of continuing operations, beginning of period	600.7	1,864.9	631.5
Cash and cash equivalents held for sale, beginning of period	—	14.4	10.0
Less cash and cash equivalents held for sale, end of period	—	—	(14.4)
Cash, cash equivalents and restricted cash of continuing operations, end of period	$751.3	$600.7	$1,864.9

TABLE I
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED CONSOLIDATED INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended December 31, 2023				Three Months Ended December 31, 2022
Consolidated Continuing Operations	Gross Profit	Operating Income	Income (Loss) from Continuing Operations(1)	Diluted Earnings (Loss) per Share(1)	Gross Profit	Operating Income	Income (Loss) from Continuing Operations(1)	Diluted Earnings (Loss) per Share(1)
Reported	$427.3	$(15.5)	$(27.7)	$(0.20)	$382.6	$31.0	$(12.6)	$(0.09)
As a % of reported net sales(2)	36.9%	(1.3)%	(2.4)%		33.1%	2.7%	(1.1)%
Pre-tax adjustments:
Impairment charges (3)	—	90.0	90.0	0.66	—	—	—	—
Amortization expense related primarily to acquired intangible assets	32.7	66.4	67.5	0.49	38.9	74.4	74.9	0.55
Restructuring charges and other termination benefits	0.3	15.9	15.9	0.12	—	10.4	10.4	0.08
Unusual litigation	—	4.2	4.2	0.03	—	4.5	4.5	0.03
Acquisition and integration-related charges and contingent consideration adjustments	—	1.7	1.7	0.01	22.1	35.7	37.4	0.27
(Gain) loss on investment securities	—	—	0.3	—	—	—	(0.2)	—
(Gain) loss on early debt extinguishment	—	—	(3.2)	(0.02)	—	—	—	—
Other (4)	—	4.5	4.5	0.03	—	—	—	—
Non-GAAP tax adjustments(5)	—	—	(35.8)	(0.26)	—	—	(12.9)	(0.09)
Adjusted	$460.3	$167.1	$117.4	$0.86	$443.6	$156.0	$101.5	$0.75
As a % of reported net sales(2)	39.8%	14.4%	10.1%		38.4%	13.5%	8.8%

Diluted weighted average shares outstanding (in millions)
			Reported	135.5				134.6
Effect of dilution as reported amount was a loss, while adjusted amount was income(6)				1.5				1.6
			Adjusted	137.0				136.2

Note: amounts may not add or recalculate due to rounding. Percentages are based on actuals.
(1) Individual pre-tax line item adjustments have not been tax effected, as tax expense on these items are aggregated in the "Non-GAAP tax adjustments" line item.
(2) Reported net sales for the three months ended December 31, 2023 and December 31, 2022 were $1,156.9 million and $1,155.2 million, respectively.
(3) During the three months ended December 31, 2023, we determined goodwill related to our Rare Diseases reporting unit was impaired by $90.0 million and recorded the charge within our CSCI segment.
(4) Other pre-tax adjustments include $1.3 million related to professional consulting fees for potential divestitures, $2.0 million related to an Irish VAT settlement and $1.2 million related to Infant Formula remediation costs.
(5) Non-GAAP tax adjustments for the three months ended December 31, 2023 are primarily due to $22.3 million of tax expense related to pre-tax non-GAAP adjustments, plus the removal of (1) $6.3m of tax benefit related to audit settlements and (2) $7.2m of tax benefit related to tax law changes. Non-GAAP tax adjustments for the three months ended December 31, 2022 are primarily due to $20.3 million tax expense related to pre-tax non-GAAP adjustments, and the removal of the following reported tax items: (1) $11.5 million tax benefit on release of reserves related to Base Erosion and Anti-Abuse Tax (BEAT), offset by (2) $7.0 million of tax expense impact of law changes, mainly in Belgium and (3) $9.8 million tax expense related to disposition of entities.
(6) In the period of a net loss, reported diluted shares outstanding equal basic shares outstanding.

TABLE I (Continued)
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED CONSOLIDATED INFORMATION
(in millions, except per share amounts)
(unaudited)

	Twelve Months Ended December 31, 2023				Twelve Months Ended December 31, 2022
Consolidated Continuing Operations	Gross Profit	Operating Income	Income (Loss) from Continuing Operations(1)	Diluted Earnings (Loss) per Share(1)	Gross Profit	Operating Income	Income (Loss) from Continuing Operations(1)	Diluted Earnings (Loss) per Share(1)
Reported	$1,680.4	$151.9	$(4.4)	$(0.03)	$1,455.4	$78.9	$(130.9)	$(0.97)
As a % of reported net sales(2)	36.1%	3.3%	(0.1)%		32.7%	1.8%	(2.9)%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	127.9	269.9	272.0	2.00	125.7	254.0	256.2	1.89
Impairment charges (3)	—	90.0	90.0	0.66	—	4.6	4.6	0.04
Restructuring charges and other termination benefits	0.4	40.2	40.2	0.29	—	43.8	43.8	0.32
Unusual litigation	—	11.9	11.9	0.09	—	8.1	8.1	0.06
Acquisition and integration-related charges and contingent consideration adjustments	—	8.8	8.8	0.06	32.3	106.7	164.4	1.21
(Gain) loss on early debt extinguishment	—	—	(3.1)	(0.02)	—	—	8.9	0.07
(Gain) loss on divestitures and investment securities	—	(4.6)	(4.4)	(0.03)	—	(3.8)	(2.2)	(0.02)
Milestone payments received related to royalty rights	—	—	(10.0)	(0.07)	—	—	—	—
Other(4)	—	6.3	6.4	0.05	—	—	—	—
Non-GAAP tax adjustments(5)	—	—	(55.3)	(0.41)	—	—	(72.0)	(0.53)
Adjusted	$1,808.5	$574.3	$352.0	$2.58	$1,613.4	$492.3	$280.9	$2.07
As a % of reported net sales(2)	38.8%	12.3%	7.6%		36.2%	11.1%	6.3%

Diluted weighted average shares outstanding (in millions)
			Reported	135.3				134.5
Effect of dilution as reported amount was a loss, while adjusted amount was income(6)				1.4				1.3
			Adjusted	136.7				135.8
Note: amounts may not add or recalculate due to rounding. Percentages are based on actuals.

(1) Individual pre-tax line item adjustments have not been tax effected, as tax expense on these items are aggregated in the "Non-GAAP tax adjustments" line item.
(2) Reported net sales for the twelve months ended December 31, 2023 and December 31, 2022 were $4,655.6 million and $4,451.6 million, respectively.
(3) During the three months ended December 31, 2023, we determined goodwill related to our Rare Diseases reporting unit was impaired by $90.0 million and recorded the charge within our CSCI segment.
(4) Other pre-tax adjustments include $2.3 million related to professional consulting fees for potential divestitures, $2.0 million related to an Irish VAT settlement, $1.2 million related to Infant Formula remediation costs and $0.8 million related to a foreign jurisdiction transfer tax payment.
(5) Non-GAAP tax adjustments for the twelve months ended December 31, 2023 are primarily due to $61.6 million of tax expense related to pre-tax non-GAAP adjustments, plus the removal of (1) $11.4 million of tax expense related to audit settlements (2) $2.1 million of tax expense related to valuation allowance and (3) $7.2 million of tax benefit related to tax law changes. Non-GAAP tax adjustments for the twelve months ended December 31, 2022 are primarily due to $66.2 million of tax expense related to pre-tax non-GAAP adjustments, and the removal of the following reported tax items: (1) $7.4 million tax benefit on dispositions of entities, (2) $11.5 million tax benefit on release of reserves related to Base Erosion and Anti-Abuse Tax (BEAT), offset by (3) $6.0 million tax expense for non-recurring legal entity restructuring and (4) $6.8 million tax expense impact of law changes, mainly in Belgium.
(6) In the period of a net loss, reported diluted shares outstanding equal basic shares outstanding.

TABLE II
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED CONSOLIDATED INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended December 31, 2023			Three Months Ended December 31, 2022
Consolidated Continuing Operations	R&D Expense	DSG&A Expense	Restructuring and Other	R&D Expense	DSG&A Expense	Restructuring and Other
Reported	$29.7	$306.6	$106.5	$32.6	$308.6	$10.4
As a % of reported net sales(1)	2.6%	26.5%	9.2%	2.8%	26.7%	0.9%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	(0.2)	(33.4)	—	0.3	(35.8)	—
Restructuring charges and other termination benefits	—	—	(15.6)	—	—	(10.4)
Acquisition and integration-related charges and contingent consideration adjustments	—	(1.7)	—	—	(13.6)	—
Unusual litigation	—	(4.2)	—	—	(4.5)	—
Impairment charges (2)	—	—	(90.0)	—	—	—
Other (3)	—	(4.5)	—	—	—	—
Adjusted	$29.4	$262.9	$0.9	$32.9	$254.7	$—
As a % of reported net sales (1)	2.5%	22.7%	0.1%	2.8%	22.0%	—%

Note: amounts may not add or recalculate due to rounding. Percentages are based on actuals.

(1) Reported net sales for the three months ended December 31, 2023 and December 31, 2022 were $1,156.9 million and $1,155.2 million, respectively.
(2) During the three months ended December 31, 2023, we determined goodwill related to our Rare Diseases reporting unit was impaired by $90.0 million and recorded the charge within our CSCI segment.
(3) Other pre-tax adjustments include $2.0 million related to an Irish VAT settlement, $1.3 million related to professional consulting fees for potential divestitures and $1.2 million related to Infant Formula remediation costs.

TABLE II (Continued)
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED CONSOLIDATED INFORMATION
(in millions, except per share amounts)
(unaudited)

	Twelve Months Ended December 31, 2023			Twelve Months Ended December 31, 2022
Consolidated Continuing Operations	R&D Expense	DSG&A Expense	Restructuring and Other	R&D Expense	DSG&A Expense	Restructuring and Other
Reported	$122.5	$1,274.6	$131.4	$123.1	$1,210.1	$43.3
As a % of reported net sales (1)	2.6%	27.4%	2.8%	2.8%	27.2%	1.0%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	(0.5)	(141.5)	—	(1.1)	(127.2)	—
Restructuring charges and other termination benefits	—	(0.8)	(39.0)	—	(1.3)	(42.5)
Acquisition and integration-related charges and contingent consideration adjustments	—	(8.8)	—	—	(74.4)	—
Unusual litigation	—	(11.9)	—	—	(8.1)	—
Impairment charges (2)	—	—	(90.0)	—	—	(4.6)
Loss on divestitures and investment securities	—	4.6	—	—	—	3.8
Other(3)	—	(6.4)	—	—	—	—
Adjusted	$122.0	$1,109.8	$2.4	$122.0	$999.1	$—
As a % of reported net sales (1)	2.6%	23.8%	0.1%	2.7%	22.4%	—%

Note: amounts may not add or recalculate due to rounding. Percentages are based on actuals.

(1) Reported net sales for the twelve months ended December 31, 2023 and December 31, 2022 were $4,655.6 million and $4,451.6 million, respectively.
(2) During the three months ended December 31, 2023, we determined goodwill related to our Rare Diseases reporting unit was impaired by $90.0 million and recorded the charge within our CSCI segment.
(3) Other pre-tax adjustments include $2.3 million related to professional consulting fees for potential divestitures, $2.0 million related to an Irish VAT settlement, $1.2 million related to Infant Formula remediation costs and $0.8 million related to a foreign jurisdiction transfer tax payment.

TABLE III
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED CONSOLIDATED INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended December 31, 2023		Three Months Ended December 31, 2022
Consolidated Continuing Operations	Interest and Other	Income Tax Expense (Benefit)	Interest and Other	Income Tax Expense (Benefit)
Reported	$38.9	$(26.7)	$45.2	$(1.6)
As a % of reported net sales (1)	3.4%	(2.3)%	3.9%	(0.1)%
Effective tax rate		49.1%		11.4%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	(1.1)	—	(0.5)	—
Acquisition and integration-related charges and contingent consideration adjustments	—	—	(1.7)	—
(Gain) loss on investment securities	(0.3)	—	0.2	—
(Gain) loss on early debt extinguishment	3.2	—	—	—
Non-GAAP tax adjustments(2)	—	35.8	—	12.9
Adjusted	$40.6	$9.1	$43.2	$11.3
As a % of reported net sales (1)	3.5%	0.8%	3.7%	1.0%
Adjusted effective tax rate		7.2%		10.0%

Note: amounts may not add or recalculate due to rounding. Percentages are based on actuals.

(1) Reported net sales for the three months ended December 31, 2023 and December 31, 2022 were $1,156.9 million and $1,155.2 million, respectively.
(2) Non-GAAP tax adjustments for the three months ended December 31, 2023 are primarily due to $22.3 million of tax expense related to pre-tax non-GAAP adjustments, plus the removal of (1) $6.3m of tax benefit related to audit settlements and (2) $7.2m of tax benefit related to tax law changes. Non-GAAP tax adjustments for the three months ended December 31, 2022 are primarily due to $20.3 million of tax expense related to pre-tax non-GAAP adjustments, and the removal of the following reported tax items: (1) $11.5 million tax benefit on release of reserves related to Base Erosion and Anti-Abuse Tax (BEAT), offset by (2) $7.0 million tax expense impact of law changes, mainly in Belgium and (3) $9.8 million tax expense related to disposition of entities.

TABLE III (Continued)
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED CONSOLIDATED INFORMATION
(in millions, except per share amounts)
(unaudited)

	Twelve Months Ended December 31, 2023		Twelve Months Ended December 31, 2022
Consolidated Continuing Operations	Interest and Other	Income Tax Expense (Benefit)	Interest and Other	Income Tax Expense (Benefit)
Reported	$160.2	$(3.9)	$218.0	$(8.2)
As a % of reported net sales (1)	3.4%	(0.1)%	4.9%	(0.2)%
Effective tax rate		47.2%		5.9%
Pre-tax adjustments:
Acquisition and integration-related charges and contingent consideration adjustments	—	—	(57.7)	—
Amortization expense primarily related to acquired intangible assets	(2.2)	—	(2.2)	—
(Gain) loss on early debt extinguishment	3.1	—	(8.9)	—
(Gain) loss on divestitures and investment securities	(0.2)	—	(1.6)	—
Milestone payments received related to royalty rights	10.0	—	—	—
Non-GAAP tax adjustments(2)	—	55.3	—	72.0
Adjusted	$171.0	$51.3	$147.6	$63.8
As a % of reported net sales (1)	3.7%	1.1%	3.3%	1.4%
Adjusted effective tax rate		12.7%		18.5%

Note: amounts may not add or recalculate due to rounding. Percentages are based on actuals.

(1) Reported net sales for the twelve months ended December 31, 2023 and December 31, 2022 were $4,655.6 million and $4,451.6 million, respectively.
(2) Non-GAAP tax adjustments for the twelve months ended December 31, 2023 are primarily due to $61.6 million of tax expense related to pre-tax non-GAAP adjustments, plus the removal of (1) $11.4 million of tax expense related to audit settlements (2) $2.1 million of tax expense related to valuation allowance and (3) $7.2 million of tax benefit related to tax law changes. Non-GAAP tax adjustments for the twelve months ended December 31, 2022 are primarily due to $66.2 million of tax expense related to pre-tax non-GAAP adjustments, and the removal of the following reported tax items: (1) $7.4 million tax benefit on dispositions of entities, (2) $11.5 million tax benefit on release of reserves related to Base Erosion and Anti-Abuse Tax (BEAT), offset by (3) $6.0 million tax expense for non-recurring legal entity restructuring and (4) $6.8 million tax expense impact of law changes, mainly in Belgium.

TABLE IV
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED SEGMENT INFORMATION
(in millions)
(unaudited)

	Three Months Ended December 31, 2023				Three Months Ended December 31, 2022
Consumer Self-Care Americas	Gross Profit	R&D Expense	DSG&A Expense	Operating Income	Gross Profit	R&D Expense	DSG&A Expense	Operating Income
Reported	$249.1	$15.9	$107.3	$117.6	$232.2	$16.3	$94.2	$126.1
As a % of reported net sales(1)	33.5%	2.1%	14.4%	15.8%	30.3%	2.1%	12.3%	16.5%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	4.5	—	(10.1)	14.6	7.7	—	(7.4)	15.1
Restructuring charges and other termination benefits	0.3	—	—	8.2	(0.1)	—	—	(4.4)
Acquisition and integration-related charges and contingent consideration adjustments	—	—	(1.3)	1.3	2.1	—	(5.1)	7.1
Other (2)	—	—	(1.2)	1.2	—	—	—	—
Adjusted	$253.9	$15.9	$94.6	$143.0	$241.9	$16.3	$81.7	$143.9
As a % of reported net sales	34.1%	2.1%	12.7%	19.2%	31.6%	2.1%	10.7%	18.8%

	Three Months Ended December 31, 2023				Three Months Ended December 31, 2022
Consumer Self-Care International	Gross Profit	R&D Expense	DSG&A Expense	Operating Income	Gross Profit	R&D Expense	DSG&A Expense	Operating Income
Reported	$178.2	$13.8	$151.0	$(78.8)	$150.4	$16.3	$161.8	$(49.0)
As a % of reported net sales(1)	43.2%	3.3%	36.6%	(19.1)%	38.6%	4.2%	41.5%	(12.6)%
Pre-tax adjustments:
Impairment charges (3)	—	—	—	90.0	—	—	—	—
Amortization expense related primarily to acquired intangible assets	28.2	(0.2)	(23.3)	51.8	31.2	0.2	(28.4)	59.3
Restructuring charges and other termination benefits	—	—	—	2.2	0.1	—	—	21.4
Acquisition and integration-related charges and contingent consideration adjustments	—	—	—	—	20.0	—	(1.9)	21.9
Adjusted	$206.3	$13.6	$127.6	$65.1	$201.7	$16.5	$131.5	$53.6
As a % of reported net sales	50.0%	3.3%	30.9%	15.8%	51.8%	4.2%	33.8%	13.8%

Note: amounts may not add or recalculate due to rounding. Percentages are based on actuals.

(1) CSCA reported net sales for the three months ended December 31, 2023 and December 31, 2022 were $744.4 million and $765.6 million, respectively. CSCI reported net sales for the three months ended December 31, 2023 and December 31, 2022 were $412.6 million and $389.6 million, respectively.
(2) Other pre-tax adjustments include $1.2 million related to Infant Formula remediation costs.

TABLE IV (CONTINUED)
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED SEGMENT INFORMATION
(in millions)
(unaudited)

	Twelve Months Ended December 31, 2023				Twelve Months Ended December 31, 2022
Consumer Self-Care Americas	Gross Profit	R&D Expense	DSG&A Expense	Operating Income	Gross Profit	R&D Expense	DSG&A Expense	Operating Income
Reported	$908.4	$70.4	$435.4	$389.6	$787.2	$68.2	$354.2	$366.1
As a % of reported net sales (1)	30.7%	2.4%	14.7%	13.2%	26.9%	2.3%	12.1%	12.5%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	17.3	—	(40.4)	57.7	26.3	—	(29.4)	55.7
Restructuring charges and other termination benefits	0.4	—	—	12.7	(0.1)	—	(0.5)	2.9
Acquisition and integration-related charges and contingent consideration adjustments	—	—	(3.1)	3.1	12.8	—	(6.7)	19.5
(Gain) loss on divestitures	—	—	—	—	—	—	—	(3.8)
Other (2)	—	—	(1.2)	1.2	—	—	—	—
Adjusted	$926.1	$70.4	$390.6	$464.4	$826.2	$68.2	$317.6	$440.4
As a % of reported net sales (1)	31.3%	2.4%	13.2%	15.7%	28.2%	2.3%	10.9%	15.1%

	Twelve Months Ended December 31, 2023				Twelve Months Ended December 31, 2022
Consumer Self-Care International	Gross Profit	R&D Expense	DSG&A Expense	Operating Income	Gross Profit	R&D Expense	DSG&A Expense	Operating Income
Reported	$772.0	$52.1	$644.4	$(35.2)	$668.2	$54.9	$614.0	$(30.0)
As a % of reported net sales (1)	45.6%	3.1%	38.1%	(2.1)%	43.8%	3.6%	40.2%	(2.0)%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	110.6	(0.5)	(101.1)	212.1	99.4	(1.1)	(97.8)	198.4
Impairment charges (3)	—	—	—	90.0	—	—	—	—
Restructuring charges and other termination benefits	—	—	(0.8)	21.4	0.1	—	—	29.5
Acquisition and integration-related charges and contingent consideration adjustments	—	—	(1.5)	1.5	19.5	—	(5.3)	24.7
(Gain) loss on divestitures	—	—	4.6	(4.6)	—	—	—	—
Adjusted	$882.5	$51.6	$545.7	$285.1	$787.2	$53.8	$510.9	$222.6
As a % of reported net sales (1)	52.1%	3.0%	32.2%	16.8%	51.6%	3.5%	33.5%	14.6%

Note: amounts may not add or recalculate due to rounding. Percentages are based on actuals.

(1) CSCA reported net sales for the twelve months ended December 31, 2023 and December 31, 2022 were $2,962.3 million and $2,925.9 million, respectively. CSCI reported net sales for the twelve months ended December 31, 2023 and December 31, 2022 were $1,693.3 million and $1,525.7 million, respectively.
(2) Other pre-tax adjustments include $1.2 million related to Infant Formula remediation costs.
(3) During the three months ended December 31, 2023, we determined goodwill related to our Rare Diseases reporting unit was impaired by $90.0 million and recorded the charge within our CSCI segment.

TABLE V
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
CONSOLIDATED AND SELECTED SEGMENT INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended			Twelve Months Ended
Consolidated Continuing Operations	December 31, 2023	December 31, 2022	% Change	December 31, 2023	December 31, 2022	% Change
Net Sales	$1,156.9	$1,155.2	0.1%	$4,655.6	$4,451.6	4.6%
Less: Currency impact(1)	16.1	—	(1.4)%	3.5	—	(0.1)%
Constant currency net sales	$1,140.8	$1,155.2	(1.2)%	$4,652.2	$4,451.6	4.5%
Less: Divestitures(2)	—	—	—%	—	19.3	0.4%
Less: Exited product lines(4)	0.6	15.4	1.3%	9.7	59.6	1.1%
Less: Acquisitions(3)	7.0	—	(0.6)%	195.9	—	(4.4)%
Organic net sales	$1,133.2	$1,139.8	(0.6)%	$4,446.6	4,372.7	1.7%

	Three Months Ended			Twelve Months Ended
Consumer Self-Care Americas	December 31, 2023	December 31, 2022	% Change	December 31, 2023	December 31, 2022	% Change
Net Sales	$744.4	$765.6	(2.8)%	$2,962.3	$2,925.9	1.2%
Less: Currency impact(1)	—	—	—%	(1.4)	—	0.1%
Constant currency net sales	$744.4	$765.6	(2.8)%	$2,963.8	$2,925.9	1.3%
Less: Divestitures(2)	—	—	—%	—	19.3	0.7%
Less: Exited product lines(4)	0.4	10.9	1.4%	8.5	41.0	1.1%
Less: Acquisitions(3)	7.0		(0.9)%	127.6	—	(4.4)%
Organic net sales	$737.0	$754.7	(2.4)%	$2,827.7	$2,865.6	(1.3)%

	Three Months Ended			Twelve Months Ended
Consumer Self-Care International	December 31, 2023	December 31, 2022	% Change	December 31, 2023	December 31, 2022	% Change
Net Sales	$412.6	$389.6	5.9%	$1,693.3	$1,525.7	11.0%
Less: Currency impact(1)	16.1	—	(4.1)%	4.9	—	(0.3)%
Constant currency net sales	$396.5	$389.6	1.8%	$1,688.4	$1,525.7	10.7%
Less: Divestitures(2)	—	—	—%	—	—	—%
Less: Exited product lines(4)	0.2	4.5	1.1%	1.2	18.6	1.3%
Less: Acquisitions(3)	—		—%	68.3	—	(4.5)%
Organic net sales	$396.3	$385.1	2.9%	$1,618.9	$1,507.1	7.4%

Note: amounts may not add or recalculate due to rounding. Percentages are based on actuals.
(1) Currency impact is calculated using the exchange rates used to translate our financial statements in the comparable prior year period to show what current period US dollar results would have been if such currency exchange rates had not changed.
(2) Represents divestitures of Latin American businesses and ScarAway®.
(3) Represents acquisition of HRA Pharma in CSCA and CSCI on a constant currency basis (four months of sales for the first half of 2023, as it was acquired on April 29, 2022), and Nestlé's Gateway Infant Formula Plant and Good Start® infant formula brand in CSCA.
(4) Exited product lines represents strategic actions taken across multiple product categories as part of our Supply Chain Reinvention Program, primarily driven by Nutritional drinks within the Nutrition category.

TABLE VI
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED SEGMENT INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended			Twelve Months Ended
CSCA Net Sales	December 31, 2023	December 31, 2022	% Change	December 31, 2023	December 31, 2022	% Change
Nutrition	$127.8	$143.7	(11.1)%	$563.2	$520.4	8.2%
Upper Respiratory	137.0	133.7	2.5%	559.2	564.6	(1.0)%
Digestive Health	137.4	132.2	3.9%	505.3	495.5	2.0%
Pain and Sleep-Aids	101.5	102.7	(1.2)%	396.4	412.2	(3.8)%
Healthy Lifestyle	91.6	80.2	14.2%	311.7	288.9	7.9%
Oral Care	76.2	82.3	(7.4)%	313.9	312.9	0.3%
Skin Care	45.5	49.4	(7.9)%	196.2	187.8	4.5%
Women's Health	12.3	12.6	(2.4)%	46.9	45.2	3.8%
VMS and Other CSCA	15.2	28.8	(47.2)%	69.5	98.4	(29.4)%
Total CSCA Net Sales	$744.4	$765.6	(2.8)%	$2,962.3	$2,925.9	1.2%

Primary CSCA Fourth Quarter Category Drivers:

•Upper Respiratory: Net sales of $137 million increased 2.5% due primarily to higher net sales of cough cold products stemming from increased supply of liquid-based store brand products compared to the prior year and the new product launch of store brand Cough Relief Liquid Honey. This increase was partially offset by a category headwind of -2.5 percentage points from exited product lines.

•Digestive Health: Net sales of $137 million increased 3.9% due primarily to higher net sales of Proton Pump Inhibitors, including the store brand versions of omeprazole and esomeprazole.

•Nutrition: Net sales of $128 million decreased 11.1% due primarily to lower net sales in Good Start® infant formula stemming from share losses, lower manufacturing productivity stemming from the FDA's evolving industry guidelines on infant formula manufacturing, and a headwind of -3.1 percentage points from exited product lines. These factors were partially offset by higher net sales of store brand infant formula and one month of inorganic growth from the acquisition of Gateway, which closed on October 1, 2022.

•Pain & Sleep-Aids: Net sales of $102 million decreased 1.2% due primarily to purposeful SKU prioritization actions in adult analgesic offerings equating to a category headwind of -8.1 percentage points, which was mostly offset by new products, including store brand Dual Action Acetaminophen 250mg and Ibuprofen 125mg Tablets, and higher demand for children's analgesics products.

•Healthy Lifestyle: Net sales of $92 million increased 14.2% due primarily to higher volumes and market share gains in smoking cessation products in addition to timing of customer orders.

•Oral Care: Net sales of $76 million decreased 7.4% due primarily to purposeful SKU prioritization actions equating to a category headwind of -5.9 percentage points and lost distribution, partially offset by higher net sales of store brand teeth whitening products and power toothbrush handles.

•Skin Care: Net sales of $46 million decreased 7.9% due primarily to exited product lines equating to a category headwind of -7.4 percentage points and lower net sales within the store brand minoxidil franchise, partially offset by double-digit growth of Mederma®.

•Women's Health: Net sales of $12 million decreased 2.4% due primarily to purposeful SKU prioritization actions in feminine hygiene.

•Vitamins, Minerals, and Supplements ("VMS") and Other: Net sales of $15 million decreased 47.2% due primarily to purposeful SKU prioritization actions.

Primary CSCA Full Year 2023 Category Drivers:

•Nutrition: Net sales of $563 million increased 8.2% driven by to the Gateway acquisition and strong growth in contract infant formula, partially offset by lower net sales in legacy infant formula and lower manufacturing productivity stemming from the FDA's evolving industry guidelines on infant formula manufacturing;
•Upper Respiratory: Net sales of $559 million decreased 1.0% due primarily to lower net sales of allergy products driven by a weaker and later start to the allergy season compared to the prior year, a voluntary OTC product recall, the divested Latin American businesses and exited product lines. These factors were partially offset by higher net sales of cough cold products, led by store brand Guaifenesin-based offerings, and the new product launch of store brand Cough Relief Liquid Honey;
•Digestive Health: Net sales of $505 million increased 2.0% due primarily to increased manufacturing capacity and demand for Polyethylene Glycol 3350 as well as new products, including Omeprazole Mini Capsules and Polyethylene Glycol 3350 Orange; partially offset by the divested Latin American businesses;
•Pain and Sleep-Aids: Net sales of $396 million decreased 3.8% due primarily to purposeful SKU prioritization actions in adult analgesic offerings to focus capacity on higher margin products as well as the divested Latin American businesses, partially offset by new products, including store brand Dual Action Acetaminophen 250mg and Ibuprofen 125mg Tablets, and higher demand for children's analgesics products;
•Oral Care: Net sales of $314 million increased 0.3% due primarily to the normalization of supply chain disruptions that impacted net sales in the prior year and strong consumer demand for oral care products, partially offset by purposeful SKU prioritization actions;
•Healthy Lifestyle: Net sales of $312 million increased 7.9% due primarily to higher volumes and market share gains in smoking cessation products;
•Skin Care: Net sales of $196 million increased 4.5% due primarily to the addition of HRA Pharma brands, including Mederma® and Compeed®, partially offset by unfavorable impacts from the divested Latin American businesses and ScarAway® brand, and exited product lines;
•Women's Health: Net sales of $47 million increased 3.8% due primarily to the addition of HRA Pharma brands, including ella®, partially offset by purposeful SKU prioritization actions in feminine hygiene;

•VMS and Other: Net sales of $70 million decreased 29.4% due primarily to the unfavorable impact from the divested Latin American businesses and purposeful SKU prioritization actions.

TABLE VI (Continued)
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED SEGMENT INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended				Constant Currency Change (1)	Twelve Months Ended				Constant Currency Change (1)
CSCI Net Sales	December 31, 2023	December 31, 2022	% Change	Currency Impact (1)		December 31, 2023	December 31, 2022	% Change	Currency Impact (1)
Skin Care	$79.4	$77.1	3.0%	(1.6)%	1.4%	$372.5	$334.6	11.3%	3.0%	14.3%
Upper Respiratory	71.2	74.2	(4.0)%	(5.0)%	(9.0)%	299.1	268.7	11.3%	(1.5)%	9.8%
Pain and Sleep-Aids	59.1	51.0	15.9%	(6.3)%	9.6%	222.9	200.2	11.3%	(1.8)%	9.5%
Healthy Lifestyle	46.3	44.1	5.0%	(4.5)%	0.5%	225.7	209.7	7.6%	(1.1)%	6.5%
VMS	50.1	45.7	9.6%	(5.2)%	4.4%	185.5	183.9	0.9%	(2.2)%	(1.3)%
Women's Health	30.2	30.4	(0.7)%	(4.9)%	(5.6)%	119.7	96.1	24.6%	(2.0)%	22.6%
Oral Care	26.0	23.6	10.2%	(5.5)%	4.7%	101.5	94.8	7.1%	(1.4)%	5.7%
Digestive Health and Other CSCI	50.1	43.5	15.2%	(1.4)%	13.8%	166.4	137.7	20.8%	1.9%	22.7%
Total CSCI Net Sales	$412.6	$389.6	5.9%	(4.1)%	1.8%	$1,693.3	$1,525.7	11.0%	(0.3)%	10.7%
Note: amounts may not add or recalculate due to rounding. Percentages are based on actuals.

(1) Currency impact is calculated using the exchange rates used to translate our financial statements in the comparable prior year period to show what current period US dollar results would have been if such currency exchange rates had not changed.
Primary CSCI Fourth Quarter Category Drivers:

•Skin Care: Net sales of $79 million increased 3.0%, or an increase of 1.4% excluding the impact of currency, driven primarily by new distribution for Lucas PaPaw Remedies in Australia and double-digit growth for Sebamed, which were mostly offset by lower net sales in the ACO brand franchise due to customer inventory destocking.

•Upper Respiratory: Net sales of $71 million decreased 4.0%, or 9.0% excluding the impact of currency, due primarily to lower net sales of cough cold products stemming from lower incidence of cough cold throughout the E.U. compared to the prior year and capacity constraints on Bronchostop.

•Pain & Sleep-Aids: Net sales of $59 million increased 15.9%, or an increase of 9.6% excluding the impact of currency, due primarily to favorable SKU mix within the Solpadeine brand franchise and higher net sales for Nytol due to timing of customer sales.

•Healthy Lifestyle: Net sales of $46 million increased 5.0%, or 0.5% excluding the impact of currency, due primarily to higher demand and improved supply for NiQuintin smoking cessation products, partially offset by lower category consumption in weight loss, impacting XLS Medical, and less favorable product sales mix within anti-parasite offerings.

•VMS: Net sales of $50 million increased 9.6%, or an increase of 4.4% excluding the impact of currency, due primarily to increased net sales of Davitamon and Abtei, which was partially offset by a decline in Granufink due to short-term supply constraints.

•Women's Health: Net sales of $30 million decreased 0.7%, or 5.6% excluding the impact of currency, due primarily to lower net sales of contraceptive products, which were primarily impacted by distributor transitions.

•Oral Care: Net sales of $26 million increased 10.2%, or 4.7% excluding the impact of currency, due primarily to higher net sales of store brand offerings and Plackers®.

•Digestive Health and Other: Net sales of $50 million increased 15.2%, or 13.8% excluding the impact of currency, due primarily to higher net sales of store brand digestive health products and distribution brands.

Primary CSCI Full Year 2023 Category Drivers:

•Skin Care: Net sales of $373 million increased 11.3%, inclusive of a 3.0% unfavorable effect of currency translation, driven primarily by the addition of HRA brands, including Compeed®, and strong sales within the Sebamed and ACO brand lines;
•Upper Respiratory: Net sales of $299 million increased 11.3%, inclusive of a 1.5% favorable effect of currency translation, due primarily to increased demand for cough/cold products, including Bronchostop and Coldrex stemming from a 2022/2023 strong cough/cold and flu season, and higher net sales of allergy products, including Beconase;
•Healthy Lifestyle: Net sales of $226 million increased 7.6%, inclusive of a 1.1% favorable effect of currency translation, due primarily to higher net sales of anti-parasite offerings, including Paranix and Jungle Formula, and higher demand for smoking cessation products, partially offset by lower category consumption in weight loss, impacting XLS Medical;
•Pain & Sleep-Aids: Net sales of $223 million increased 11.3%, inclusive of a 1.8% favorable effect of currency translation, due primarily to higher demand for Solpadeine, U.K. store brand products and higher net sales for Nytol;
•VMS: Net sales of $186 million increased 0.9%, inclusive of a 2.2% favorable effect of currency translation, due primarily to increased net sales of Davitamon and Abtei, partially offset by lower category consumption;
•Women's Health: Net sales of $120 million increased 24.6%, inclusive of a 2.0% favorable effect of currency translation, due primarily to the addition of HRA brands, including ellaOne® and NorLevo®;
•Oral Care: Net sales of $102 million increased 7.1% inclusive of a 1.4% favorable effect of currency translation, due primarily to strong growth of store brand oral care products;
•Digestive Health and Other: Net sales of $166 million increased 20.8%, inclusive of a 1.9% unfavorable effect of currency translation, due primarily to the addition of the HRA Pharma Rare Diseases portfolio in the Other category and higher net sales of store brand digestive health products and distribution brands.

TABLE VII
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
CONSOLIDATED AND SELECTED SEGMENT INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended				Twelve Months Ended
Consolidated Continuing Operations	December 31, 2023	December 31, 2022	Total Change		December 31, 2023	December 31, 2022	Total Change
Adjusted gross margin	39.8%	38.4%		140 bps	38.8%	36.2%		260 bps
Adjusted operating income	$167.1	$156.0	$11.1	7.1%	$574.3	$492.3	$82.0	16.7%
Adjusted EPS	$0.86	$0.75		14.7%	$2.58	$2.07	0.51	24.6%

Consumer Self-Care International
Adjusted gross margin	50.0%	51.8%		(180) bps	52.1%	51.6%		50 bps
Adjusted operating income	$65.1	$53.6	$11.5	21.5%	$285.1	$222.6	$62.6	28.1%

Consumer Self-Care Americas
Adjusted gross margin	34.1%	31.6%		250 bps	31.3%	28.2%		300 bps
Adjusted operating income	$143.0	$143.9	$(0.9)	(0.6)%	$464.4	$440.4	$24.0	5.5%

Consolidated Continuing Operations	Three Months Ended				Twelve Months Ended
Cash Conversion	December 31, 2023				December 31, 2023
Adjusted net income	$117.4				$352.0
Net cash from operating activities	$208.6				$405.5
Cash conversion	178%				115%

Sequential Comparison

	Three Months Ended
Consolidated Continuing Operations	December 31, 2023	September 30, 2023	Total Change
Adjusted gross margin	39.8%	39.5%	30 bps

Note: amounts may not add or recalculate due to rounding. Percentages are based on actuals.